CERTIFICATE OF AMENDMENT
                                       OF
                          CERTIFICATE OF INCORPORATION

Sports Arenas, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY

FIRST: That at a meeting of the Board of Directors of Sports Arenas, Inc., resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of said corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

        RESOLVED, that the Certificate of Incorporation of this corporation be amended ~ the addition of an Article Thirteenth as follows:

        THIRTEENTH: A Director of this corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except that this Article THIRTEENTH shall not eliminate or limit a Director's liability (i) for any breach of the Director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the Director derived an improper personal benefit. If the Delaware General Corporation Law is amended after approval by the stockholders of this Article THIRTEENTH to authorize corporate action further eliminating or limiting the personal liability of Directors, then the liability of a Director of the corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended from time to time. ,

        Any repeal or modification of this Article THIRTEENTH shall not increase the personal liability of any Director of this corporation for any act or occurrence taking place prior to such repeal or modification, or otherwise adversely affect any right or protection of a Director of the corporation existing at the time of such repeal or modification.

        The provisions of this Article THIRTEENTH shall not be deemed to limit or preclude indemnification of a Director by the corporation for any liability of a Director which has not been eliminated by the provisions of this Article Thirteenth..

SECOND:That thereafter, pursuant to resolution of its Board of Directors, an annual meeting of the stockholders of said corporation was duly called and held, upon notice in accordance with Section 222 of the General Corporation law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment'.

THIRD: That said amendment was duly adopted in accordance with the provisions of
       Section 242 of the General Corporation Law of the State of Delaware.

FOURTH: That the capital of said corporation shall not be reduced under or by reason of said amendment.

IT WITNESS WHEREOF, said corporation has caused this certificate .to' be signed by Harold S. Elkan, its President, and Joyce Fensom, its Secretary, this 21st day of February, 1987.

               BY: /S/ HAROLD S. ELKAN
                      --------------------------------------
                      Harold S. Elkan, President

               Attest: /S/ JOYCE FENSOM
                      ----------------------------
                      Joyce Fensom, Secretary